Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made effective as of January 21, 2021 (the “Effective Date”), by and between ZIOPHARM ONCOLOGY, INC., a Delaware corporation, with its principal place of business being One First Avenue, Parris Building 34, Navy Yard Plaza, Boston, Massachusetts, 02129 (the “Company”) and Danforth Advisors, LLC, a Massachusetts limited liability company, with its principal place of business being 91 Middle Road, Southborough, MA 01772 (“Danforth”). The Company and Danforth are herein sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company is developing cell and gene immunotherapies that weaponize the body’s immune system to treat the millions of people globally diagnosed with cancer each year; and

WHEREAS, Danforth has expertise in financial and corporate operations and strategy; and

WHEREAS, Danforth desires to serve as an independent consultant for the purpose of providing the Company with certain strategic and financial advice and support services, as more fully described in Exhibit A attached hereto, (the “Services”); and

WHEREAS, the Company wishes to engage Danforth on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties agree and covenant as follows.

1.

Services of Consultant. Danforth will assist the Company with matters relating to the Services. The Services are more fully described in Exhibit A attached hereto. Danforth and the Company will review the Services on a monthly basis to prioritize and implement the tasks listed on Exhibit A.

2.

Compensation for Services. In full consideration of Danforth’s full, prompt and faithful performance of the Services, the Company shall compensate Danforth a consulting fee more fully described in Exhibit A (the “Consulting Fee”). Danforth shall, from time to time, but not more frequently than twice per calendar month, invoice the Company for Services rendered, and such invoice will be paid upon thirty (30) days of receipt. Each month the Parties shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year. Upon termination of this Agreement pursuant to Section 3, no compensation or benefits of any kind as described in this Section 2 shall be payable or issuable to Danforth after the effective date of such termination. In addition, the Company will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the Services hereunder, upon submission by Danforth of supporting documentation reasonably acceptable to the Company, and in accordance with the Company’s vendor travel and expense policy. Any such accrued expenses in any given three (3) month period that exceed $1,000 shall be submitted to the Company for its prior written approval.

All Danforth invoices and billing matters should be addressed to:

Company Accounts Payable Contact:	Christine Legal
One First Avenue, Parris Building 34, Navy
Yard Plaza, Boston, Massachusetts, 02129

All Company payments and billing inquiries should be addressed to:

Danforth Accounting:	Betsy Sherr
Danforth Advisors
PO Box 335
Southborough, MA 01772

3.

Term and Termination. The term of this Agreement will commence on the Effective Date and will continue until such time as either party has given notice of termination pursuant to this paragraph 3 (the “Term”). This Agreement may be terminated by either Party hereto: (a) with Cause (as defined below), upon 30 days prior written notice to the other Party; or (b) without cause upon 60 days prior written notice to the other Party. For purposes of this Section 3, “Cause” shall include: (i) a breach of the terms of this Agreement which is not cured within 30 days of written notice of such default or (ii) the commission of any act of fraud, embezzlement or deliberate disregard of any law, rule, regulation or policy of the Company.

4.

Time Commitment. Danforth will devote such time to perform the Services under this Agreement as may reasonably be required. Danforth does not guarantee time and materials estimates in any way and such estimates are not fixed prices. Danforth will notify the Company as soon as practicable if an estimate will be exceeded.

5.

Place of Performance. Danforth will perform the Services at such locations upon which the Company and Danforth may mutually agree. Danforth will not, without the prior written consent of the Company, perform any of the Services at any facility or in any manner that might give anyone other than the Company any rights to or allow for disclosure of any Confidential Information (as defined below).

6.

Compliance with Policies and Guidelines.     Danforth will perform the Services in accordance with all applicable law, rules and regulations, or any policies adopted by the Company that the Company discloses in writing to Danforth.

7.

Confidential Information. Danforth acknowledges and agrees that during the course of performing the Services, the Company or its representatives may furnish, disclose or make available to Danforth information, including, but not limited to, material, compilations, data, formulae, products, sciences, technologies, developments, models, patent disclosures, procedures, processes, business plans, alliances, research, business projections, protocols, results of experimentation and testing, specifications, strategies and techniques, and all tangible and intangible embodiments thereof of any kind whatsoever (including, but not limited to, any apparatus, biological or chemical materials, animals, cells, compositions, documents, drawings, machinery, patent applications, records and reports), which is owned or controlled by the Company and is identified, marked or designated as confidential at the time of disclosure or is of a type that is customarily considered to be confidential information (collectively the “Confidential Information”). Danforth acknowledges that the Confidential Information or any part thereof is the exclusive property of the Company and shall not be disclosed to any third party without first obtaining the prior written consent of the Company. Danforth further agrees to take all practical steps to ensure that the Confidential Information, and any part thereof, shall not be disclosed or issued to its affiliates, agents or employees, except on written terms of confidentiality at least as stringent as those hereunder. The above provisions of confidentiality shall survive the expiration or earlier termination of this Agreement for a period of five(5) years. The Company agrees to permit the use of its name and logo in a roster of Danforth clients, which may appear on the Danforth website and in its marketing materials.

8.

Intellectual Property. Danforth agrees that all ideas, inventions, discoveries, creations, manuscripts, properties, innovations, improvements, know-how, designs, developments, apparatus, techniques, methods, and formulae that Danforth conceives, makes, develops or improves as a result of performing the Services, whether or not reduced to practice and whether or not patentable, alone or in conjunction with any other party and whether or not at the request or upon the suggestion of the Company (all of the foregoing being hereinafter collectively referred to as the “Inventions”), shall be the sole and exclusive property of the Company. Danforth shall promptly and fully disclose to the Company any and all Inventions. Danforth hereby does sell, transfer, assign, agree to assign, and set over to the Company all worldwide right, title and interest in and to the Inventions and any intellectual property relating to the Inventions. At Company’s sole cost and expense, Danforth shall provide, and shall cause its employees, officers, agents, directors, trustees, consultants and/or members to provide, cooperation and assistance to Company, both during and after the term of this Agreement, with respect to the filing, procurement, maintenance, defense and enforcement of the Inventions. Danforth hereby covenants and agrees that all persons who will have access to Confidential Information or will perform work for Danforth have enforceable, written intellectual property assignment agreements wherein those persons have assigned and will assign all intellectual property rights to Danforth. At Company’s sole prepaid cost and expense, Danforth hereby agrees to perform all acts deemed necessary or desirable by Company to permit and assist Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in any Invention. Danforth hereby agrees in consideration of the Company’s agreement to engage Danforth and pay compensation for the Services rendered to the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged that Danforth shall not, without the prior written consent of the Company, directly or indirectly, consult for, or become an employee of, any company which conducts business in the Field of Interest anywhere in the world. As used herein, the term “Field of Interest” shall mean the research, development, manufacture and/or sale of the products resulting from the Company’s technology. The limitations on competition contained in this Section 8 shall continue during the time that Danforth performs any Services for the Company, and for a period of three months following the termination of any such Services that Danforth performs for the Company. If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Section 8 is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable. Except as expressly provided herein, nothing in this Agreement shall preclude Danforth from consulting for or being employed by any other person or entity.

9.

Non Solicitation. All personnel representing Danforth are employees or contracted agents of Danforth. Accordingly, they are not retainable as employees or contractors by the Company and the Company hereby agrees not to solicit, hire or retain the services of any Danforth individual who performs services under this Agreement for so long as they are employees or contracted agents of Danforth and for two years thereafter. Should the Company violate this restriction, it agrees to pay Danforth liquidated damages equal to thirty 30% of the employee’s starting annual base salary and target annual cash bonus for each Danforth contracted agent hired by the Company in violation of this Agreement, plus Danforth’s reasonable attorneys’ fees and costs incurred in enforcing this agreement should the Company fail or refuse to pay the liquidated damages amount in full within 30 days following its violation.

10.

Placement Services. In the event that Danforth refers a potential employee to the Company and that individual is hired, Danforth shall receive a fee equal to 20% of the employee’s starting annual base salary and target annual cash bonus (this fee excludes any non-cash compensation). This fee is due and owing whether an individual is hired, directly or indirectly on a permanent basis or on a contract or consulting basis by the Company, as a result of Danforth’s efforts within one year of the date applicant(s) are submitted to the Company, provided however, no fee shall be due if Company promptly notifies Danforth of recent and prior employment conversation that Company has conducted with such candidate prior to Danforth’s referral. Such payment shall be invoiced to Company within 30 days of the employee’s start date.

11.

Danforth Warranties. Danforth represents and warrants that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by it to Company in connection with any of the Services. Danforth further represents and warrants that none of the provisions of this Agreement, nor the Services performed by Danforth hereunder, contravenes or is in conflict with any agreement of Danforth with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, service agreements, disclosure agreements or agreements for assignment of inventions.

12.

No Implied Warranty. Except for any express warranties stated herein, the Services are provided on an “as is” basis, and the Company disclaims any and all other warranties, conditions, or representations (express, implied, oral or written), relating to the Services or any part thereof. Further, in performing the Services Danforth is not engaged to disclose illegal acts, including fraud or defalcations, which may have taken place. The foregoing notwithstanding, Danforth will promptly notify the Company if Danforth becomes aware of any such illegal acts during the performance of the Services. Because the Services do not constitute an examination in accordance with standards established by the American Institute of Certified Public Accountants (the “AICPA”), Danforth is precluded from expressing an opinion as to whether financial statements provided by the Company are in conformity with generally accepted accounting principles or any other standards or guidelines promulgated by the AICPA, or whether the underlying financial and other data provide a reasonable basis for the statements.

12.1

Indemnification. Each Party hereto agrees to indemnify and hold the other Party hereto, its directors, officers, agents and employees harmless against any claim based upon circumstances alleged to be inconsistent with such representations and/or warranties contained in this Agreement. Further, the Company shall indemnify and hold harmless Danforth and any of its subcontractors against any claims, losses, damages or liabilities (or actions in respect thereof) that arise out of or are based on the Services performed hereunder, except for any such claims, losses, damages or liabilities arising out of the gross negligence, willful misconduct, of Danforth or any of its subcontractors. The Company will endeavor to add Consultant and any applicable subcontractor to its General Liability insurance policies as additional insureds. Furthermore, during the Term of this Agreement, Company shall maintain a Crime including “Social Engineering” and Cyber Insurance.

13.

Equipment and IT Security. Danforth will use a business facing email address for all correspondence with Company and any other parties with whom Danforth or its employees may exchange information on behalf of the Company or in performance of the Services. Danforth will ensure that the computers and equipment used to perform Services under this Agreement will have up to date virus protection software and other reasonable and necessary security.

14.

Independent Contractor. Danforth is not, nor shall Danforth be deemed to be at any time during the term of this Agreement, an employee of the Company, and therefore Danforth shall not be entitled to any benefits provided by the Company to its employees, if applicable. Danforth’s status and relationship with the Company shall be that of an independent contractor and consultant. Danforth shall not state or imply, directly or indirectly, that Danforth is empowered to bind the Company without the Company’s prior written consent. Nothing herein shall create, expressly or by implication, a partnership, joint venture or other association between the parties. Danforth will be solely responsible for payment of all charges and taxes arising from his or her relationship to the Company as a consultant.

15.

Records. Upon termination of Danforth’s relationship with the Company, or upon Company’s earlier written request, Danforth shall deliver to the Company any property or Confidential Information of the Company relating to the Services which may be in its possession including products, project plans, materials, memoranda, notes, records, reports, laboratory notebooks, or other documents or photocopies and any such information stored using electronic medium. Notwithstanding the foregoing, neither party is obligated to return or destroy Confidential Information that is contained in an archived computer system or backup made by the recipient in accordance with its standard security or disaster recovery procedures; provided that, the confidentiality obligations of the parties under this Agreement with respect to any retained copy shall survive any termination of this Agreement.

16.

Notices. Any notice under this Agreement shall be in writing (except in the case of verbal communications, emails and teleconferences updating either Party as to the status of work hereunder) and shall be deemed delivered upon personal delivery, one day after being sent via a reputable nationwide overnight courier service or two days after deposit in the mail or on the next business day following transmittal via facsimile. Notices under this Agreement shall be sent to the following representatives of the Parties:

If to the Company:

Name:	Robert Hadfield
Title:	EVP, General Counsel
Address:	One First Avenue, Parris Building 34,
Navy Yard Plaza,
Boston, Massachusetts, 02129
Phone:
E-mail:
Cc:

If to Danforth:

Name:	Gregg Beloff
Title:	Managing Director
Address:	91 Middle Road
Southborough, MA 01772
Phone:
E-mail:

17.

Assignment and Successors. This Agreement may not be assigned by a Party without the consent of the other which consent shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation.

18.

Force Majeure. Neither Party shall be liable for failure of or delay in performing the Services set forth in this Agreement if such failure or delay is due to natural disasters or any causes beyond the reasonable control of either Party. In the event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

19.	Headings. The Section headings are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

20.

Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and shall supersede all other agreements and understandings between the Parties with respect to the same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

21.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding choice of law principles. The Parties agree that any action or proceeding arising out of or related in any way to this Agreement shall be brought solely in a Federal or State court of competent jurisdiction sitting in the Commonwealth of Massachusetts.

22.

Counterparts. This Agreement may be executed in counterparts, including via e-mail delivery of a portable document format (*.pdf) data file or similar electronic means, each of which will be deemed an original, but all of which together will constitute one agreement. Electronic, facsimile, or PDF image signatures will be treated as original signatures.

If you are in agreement with the foregoing, please sign where indicated below, whereupon this Agreement shall become effective as of the Effective Date.

DANFORTH ADVISORS, LLC		ZIOPHARM ONCOLOGY, INC.

By:	/s/ Chris Connors	By:	/s/ Kevin Lafond
Print Name:	Chris Connors	Print Name:	Kevin Lafond
Title:	President	Title:	Chief Accounting Officer
Date:	January 20, 2021	Date:	1/22/2021

EXHIBIT A

Description of Services and Schedule of Fees

Danforth will perform mutually agreed to finance and accounting functions which are necessary to support the management and operations of the Company, certain of which are set forth below:

Initial Staffing:

Role	Name	Hourly Rate
CFO	Tim Cunningham	$375/Hour